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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
 Witteveen         Raoul              J.          Interpool, Inc. (IPX)                         Issuer (Check all applicable)
-------------------------------------------    --------------------------------------------      x  Director       x 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
c/o Interpool, Inc.                               Number of Reporting        Month/Year          x  Officer (give    Other (Specify
211 College Road East, 3rd Flr                    Person (Voluntary)         1/99               ----        title ---       below)
------------------------------------------                                -------------------               below)
             (Street)                            --------------------    5. If Amendment,           President/CFO
Princeton         NJ                 08540                                  Date of Original     __________________________________
---------------------------------------------                               (Month/Year)      7. Individual or Joint/Group Filing
(City)          (State)             (Zip)                                                         (Check Applicable Line)
                                                                            ------------       X  Form filed by One Reporting Person
                                                                                              ---
                                                                                                  Form filed by more than one
                                                                                                  Reporting Person
                                                                                              ---
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
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           Common Stock          01/05/99   P             500      A       15.1875                            I               (1)
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           Common Stock          01/05/99   P             500      A       15.125                             I               (1)
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           Common Stock          01/05/99   P             500      A       15.3125                            I               (1)
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           Common Stock          01/06/99   P             500      A       16.75                              I               (1)
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           Common Stock          01/06/99   P             500      A       16.75         73,774               I              (1)(2)
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                                                                                      3,558,150               D
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(1) Stock acquired by The Ivy Group, a New Jersey partnership in which the reporting person holds a 14.29% interest.

(2) Aggregate indirect beneficial interest in 73,774 shares includes 1,500 shares owned by the reporting person's wife, and 72,274 shares held by The Ivy Group, a New Jersey partnership in which reporting person holds a 14.29% interest.

*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                (Print or Type Responses)                               (Bulletin No. 177, 10-15-97)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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                             9. Number of           10. Ownership               11. Nature of
                                Derivative              Form of                     Indirect
                                Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  /s/ Raoul J. Witteveen          02/08/99
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                           **Signature of Reporting Person  Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                   (Bulletin No. 177, 10-15-97)
